  As filed with the Securities and Exchange Commission on December 12, 2001.

                                       Investment Company Act File No. 811-_____
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

               MORGAN STANLEY INSTITUTIONAL FUND OF HEDGE FUNDS LP
                                     (Name)

                  One Tower Bridge, 100 Front Street, Suite 100
                   West Conshohocken, Pennsylvania 19428-2881
  (Address of Principal Business Office (No. & Street, City, State, Zip Code))

                                 (610) 260-7600
                     (Telephone Number, including Area Code)

                               Arthur J. Lev, Esq.
                    Morgan Stanley Investment Management Inc.
                           1221 Avenue of the Americas
                               New York, NY 10020
               (Name and Address of Agent for Service of Process)

                                    COPY TO:

                             Barry P. Barbash, Esq.
                               Shearman & Sterling
                      801 Pennsylvania Avenue NW, Suite 900
                              Washington, DC 20004

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X] NO [_]

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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf by the undersigned, thereto duly authorized, in New York, New York on the 12th day of December, 2001.

                                   MORGAN STANLEY INSTITUTIONAL FUND OF
                                   HEDGE FUNDS LP

                                   By: /s/ Arthur J. Lev
                                      -----------------------------------
                                      Name:  Arthur J. Lev
                                      Title: Authorized Person